Exhibit 99.1

FOR IMMEDIATE RELEASE

ATLANTIC EXPRESS TRANSPORTATION CORP.
ANNOUNCES INITIATION OF CONSENT SOLICITATION

Staten Island, New York, February 15, 2005 – Atlantic Express Transportation Corp. (the “Company”) announced today that it is initiating a consent solicitation of the holders of its 12% Senior Secured Notes due 2008 and its Senior Secured Floating Rate Notes due 2008 in connection with proposed amendments and waivers to the Indenture governing the Notes.  Details of the proposed amendments and waivers are contained in the Company’s Consent Solicitation Statement, dated February 15, 2005, and the related Consent Letter,  which are being sent to holders of the Notes.

The proposed amendments and waivers would, as described more fully in the Consent Solicitation Statement, permit the Company to borrow up to an additional $15.0 million (plus the principal amount of new PIK notes issued in connection therewith) of secured debt in the form of $15.0 million aggregate principal amount of Third Priority Senior Secured Notes due 2008 (the “Additional Indebtedness”) and to waive compliance with certain provisions of the Indenture and certain events of default.

The solicitation of consents will expire at 5:00 p.m., New York City time, on February 23, 2005, unless terminated or extended by the Company.

Copies of the official Consent Solicitation Statement and related information are available on request from Jefferies & Company, Inc., as information agent, by telephone at (504) 681-5721.  The Consent Solicitation and the payment of the consent fee remain subject to all of the terms and conditions contained in the official Consent Solicitation Statement, including the consummation of the offering of Additional Indebtedness.

Atlantic Express is the fourth largest provider of school bus transportation in the United States and the leading provider in New York City, the largest market in which it operates.  The Company has contracts to provide school bus transportation in 138 school districts in New York, Missouri, Massachusetts, California, Pennsylvania, New Jersey, Illinois and Vermont.  The Company generally provides services for the transportation of open enrollment students through the use of standard school buses, and the transportation of physically or mentally challenged students through the use of an assortment of vehicles, including standard school buses, passenger vans and lift-gate vehicles, which are capable of accommodating wheelchair-bound students.  Atlantic Express has a fleet of approximately 5,800 vehicles to service its school bus operations, consisting of school buses, minivans and cars, lift and ramp-equipped vehicles, coaches and service and support vehicles.

For additional information please contact:

Domenic Gatto, President and Chief Executive Officer

718-442-7000 ext. 8060

Website:	www.atlanticexpress.com
E-mail address:	corporatehq@atlanticexpress.com

Information contained in this news release other than statements of historical fact are forward-looking statements subject to various risks and uncertainties.  Although Atlantic believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results in such forward-looking statements include failure to obtain the requisite consent of the holders of the Notes as currently contemplated.